UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2012

DYAX CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Network Drive

Burlington, MA 01803

(Address of Principal Executive Offices) (Zip Code)

(617) 225-2500

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2012, pursuant to its stockholder-approved stock option exchange offer, Dyax Corp. (the “Company”) accepted for exchange (and cancelled) options to purchase shares of the Company’s common stock, $0.01 par value per share, for new options. The following table sets forth certain information concerning the options surrendered by, and the new options granted to, each of the Company’s named executive officers.

		Exchanged Options		New Options
Name	Positions and Offices Held	Number of shares	Weighted Average Exercise Price	Number of Shares	Exercise Price
Gustav Christensen	President and Chief Executive Officer	1,345,000	$3.66	843,455	$2.06
Ivana Magovcevic-Liebisch, Ph.D., J.D.	Executive Vice President and Chief Business Officer	675,781	$4.61	383,470	$2.06
George V. Migausky	Executive Vice President and Chief Financial Officer	100,000	$4.57	39,999	$2.06

All of the new options were granted on June 20, 2012. The new options have an exercise price of $2.06 per share, which price was equal to the per share closing price of the Company's common stock on the exchange date, June 20, 2012, as reported by NASDAQ. The new options granted to the named executive officers will not vest at all until the second anniversary of the date of grant. At that time, each new option will then vest as to that portion of the underlying shares that would be vested under the original vesting schedule of the eligible options that were exchanged. After the second anniversary of the date of grant, any shares that remain unvested will continue to vest in accordance with the original vesting schedule of the eligible options that were exchanged. The new options  will expire on the later of (i) the expiration date of the surrendered options for which they were exchanged and (ii) the fifth anniversary of the exchange date, June 20, 2017, subject to earlier expiration upon termination of the named executive officers’ service with Company.

All new options were granted under the Company’s 1995 Amended and Restated Equity Incentive Plan (the “Plan”) and are subject to the terms and conditions of the Plan as well as a stock option agreement between the participant and the Company. These option exchanges have been reported by the named executive officers on Forms 4 filed with the Commission on or about the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Dated: June 21, 2012	By:	/s/ Ivana Magovčević-Liebisch
Ivana Magovčević-Liebisch,
Executive Vice President and
Chief Business Officer